SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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OVERLAND STORAGE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OVERLAND STORAGE, INC.

9112 Spectrum Center Boulevard

San Diego, California 92123

May 11, 2012

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Overland Storage, Inc. to be held at the CityView Plaza Conference Center located at 100 W. San Fernando Street, San Jose, CA 95113, on Tuesday, June 12, 2012 at 1:00 p.m. (Pacific Time).

The attached notice of annual meeting and proxy statement include the agenda for the annual meeting, explain the matters that we will discuss at the annual meeting and provide general information about our company.

Your vote is very important. Whether or not you plan to attend the annual meeting, please complete, sign, date and return the enclosed proxy card as soon as possible to ensure your representation at the annual meeting. We have provided a postage-paid envelope for your convenience. If you plan to attend the annual meeting and prefer to vote in person, you may still do so even if you have already returned your proxy card.

If you are a shareholder of record (that is, if your stock is registered with us in your own name), then you may vote by telephone or electronically via the Internet by following the instructions included in the proxy statement and with your proxy card. If your shares are registered in the name of a broker or other nominee, your nominee may be participating in a program provided through Broadridge Financial Solutions, Inc. that allows you to vote by telephone or via the Internet. If so, the voting form that your nominee sends you will provide telephone and Internet instructions.

We look forward to seeing you at the annual meeting.

Sincerely,

ERIC L. KELLY

President and Chief Executive Officer

OVERLAND STORAGE, INC.

9112 Spectrum Center Boulevard

San Diego, California 92123

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 12, 2012

The annual meeting of shareholders of Overland Storage, Inc. will be held at the CityView Plaza Conference Center located at 100 W. San Fernando Street, San Jose, CA 95113, on Tuesday, June 12, 2012 at 1:00 p.m. (Pacific Time) for the following purposes:

1.	to elect as directors the following nominees recommended by the Board of Directors: Robert A. Degan, Nora M. Denzel, Joseph A. De Perio, Eric L. Kelly, Scott McClendon and Shmuel Shottan;

2.	to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending July 1, 2012; and

3.	to transact any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

The foregoing items of business are more fully described in the proxy statement.

The Board of Directors has fixed the close of business on May 1, 2012 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof. A list of shareholders entitled to vote at the annual meeting will be available for inspection at our offices.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

This proxy statement, along with our 2011 Annual Report on Form 10-K and proxy card are available on-line at http://proxy.overlandstorage.com.

By order of the Board of Directors,

KURT L. KALBFLEISCH
Dated: May 11, 2012	Secretary

All shareholders are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please complete, sign, date and return the enclosed proxy card as soon as possible to ensure your representation at the annual meeting. A postage-paid return envelope is enclosed for your convenience. Shareholders with shares registered directly with our transfer agent, Wells Fargo Bank, N.A., may choose to vote those shares via the Internet at http://www.eproxy.com/ovrl, or telephonically, within the United States and Canada, by calling 1-800-560-1965. Shareholders holding shares with a broker, bank or other nominee may also be eligible to vote via the Internet or telephonically if their broker, bank or other nominee participates in the proxy voting program provided by Broadridge Financial Solutions, Inc. (“Broadridge”). See “Voting Shares Registered in the Name of a Broker, Bank or Other Nominee” in the proxy statement for further details on the Broadridge program. Even if you have given your proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if a broker, bank or other nominee holds your shares of record and you wish to vote at the annual meeting, then you must obtain from the record holder a proxy issued in your name.

OVERLAND STORAGE, INC.

9112 Spectrum Center Boulevard

San Diego, California 92123

2011 PROXY STATEMENT

General Information

The Board of Directors of Overland Storage, Inc., a California corporation, is providing these proxy materials to you in connection with the solicitation of proxies for use at our 2011 annual meeting of shareholders. The annual meeting will be held at the CityView Plaza Conference Center located at 100 W. San Fernando Street, San Jose, CA 95113, on Tuesday, June 12, 2012 at 1:00 p.m. (Pacific Time) or at any adjournment or postponement thereof, for the purposes stated herein. This proxy statement summarizes the information that you will need to know to vote in an informed manner.

Voting Rights and Outstanding Shares

We will begin mailing this proxy statement and the accompanying proxy card on or about May 11, 2012 to all shareholders of record that are entitled to vote. Each share of our common stock that you own entitles you to one vote on all matters to be voted upon at the annual meeting. Only shareholders that owned our common stock at the close of business on May 1, 2012, the record date, are entitled to vote at the annual meeting. On the record date, 27,595,043 shares of our common stock were outstanding.

The proxy card indicates the number of shares of our common stock that you own. We will have a quorum to conduct the business of the annual meeting if holders of a majority of the shares of our common stock are present, in person or by proxy. Abstentions and broker non-votes (i.e., shares of common stock held by a broker, bank or other nominee that are represented at the annual meeting, but that the broker, bank or other nominee is not empowered to vote on a particular proposal) will be counted in determining whether a quorum is present at the annual meeting. Brokers, banks and other nominees typically do not have discretionary authority to vote on non-routine matters. Under the rules of the New York Stock Exchange (the “NYSE”), as amended (the “NYSE Rules”), which apply to all NYSE-licensed brokers, brokers have discretionary authority to vote on routine matters when they have not received timely voting instructions from the beneficial owner.

The election of directors (“Proposal 1”) will be by a plurality of votes cast by shares present or represented at the annual meeting. Abstentions and broker non-votes will have no impact on the election of directors under Proposal 1. Because the election of directors under Proposal 1 is considered to be a non-routine matter under the NYSE Rules, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 1, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes.

Approval of the proposal to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending July 1, 2012 (“Proposal 2”) requires (i) the affirmative vote of a majority of the shares entitled to vote that are present or represented by proxy at the annual meeting and (ii) a majority of the shares required to constitute the quorum. Only “for” and “against” votes are counted for purposes of determining the votes received in connection with Proposal 2. Therefore, abstentions and broker non-votes have no effect on determining whether the affirmative vote constitutes a majority of the shares present or represented by proxy and voting at the annual meeting. However, approval of Proposal 2 also requires the affirmative vote of a majority of shares necessary to constitute the quorum, and therefore abstentions and broker non-votes could prevent the approval of Proposal 2 because they do not count as affirmative votes. Because the advisory vote under Proposal 2 is considered to be a non-routine matter under the NYSE Rules, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 2, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. In order to minimize the number of broker non-votes, we encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice of Annual Meeting of Shareholders.

Voting Shares Registered in Your Name

If you are a shareholder of record, you may vote in one of four ways:

•	attend the annual meeting and vote in person;

•	complete, sign, date and return the enclosed proxy card;

•	vote by telephone following the instructions included with your proxy card and outlined below; or

•	vote via the Internet following the instructions included with your proxy card and outlined below.

If you are a shareholder of record, then you may go to http://www.eproxy.com/ovrl/ to vote your shares via the Internet. The votes represented by this proxy will be generated on the computer screen and you will be prompted to submit or revise your vote as desired. If you are using a touch-tone telephone and are calling from the United States or Canada, then you may vote your shares by calling 1-800-560-1965 and following the recorded instructions.

Votes submitted by telephone or via the Internet must be received by 9:00 p.m. (Pacific Time) on Monday, June 11, 2012. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the annual meeting.

Voting Shares Registered in the Name of a Broker, Bank or Other Nominee

Most beneficial owners whose stock is held in street name will receive instructions for voting their shares from their broker, bank or other nominee, rather than our proxy card.

A number of brokers and banks participate in a program provided through Broadridge that allows shareholders to grant their proxy to vote shares by means of the telephone or via the Internet. If your shares are held in an account with a broker or bank participating in the Broadridge program, then you may vote your shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at Broadridge’s web site at http://www.proxyvote.com.

If you wish to vote in person at the annual meeting, then you must obtain a legal proxy issued in your name from the broker, bank or other nominee that holds your shares of record.

Tabulation of Votes

A representative from our transfer agent, Wells Fargo Bank, N.A., will tabulate the votes. The shares of our common stock represented by proxy will be voted in accordance with the instructions given on the proxy so long as the proxy is properly executed and received by us prior to the close of voting at the annual meeting or any adjournment or postponement of the annual meeting. If no instruction is given, then the proxy will be voted for the nominees for director and for Proposal 2. In addition, the individuals that we have designated as proxies for the annual meeting will have discretionary authority to vote for or against any other shareholder matter presented at the annual meeting.

Revocability of Proxies

As a shareholder of record, once you have submitted your proxy by mail, telephone or via the Internet, you may revoke it at any time before it is voted at the annual meeting. You may revoke your proxy in any one of three ways:

•	you may grant another proxy marked with a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method);

•	you may notify our Secretary in writing that you wish to revoke your proxy before it is voted at the annual meeting; or

•	you may vote in person at the annual meeting.

Solicitation

This solicitation is made by our Board of Directors and we will bear the entire cost of soliciting proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. We will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock that are beneficially owned by others for forwarding to the beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Solicitations will be made primarily through the mail, but may be supplemented by telephone, telegram, facsimile, Internet or personal solicitation by our directors, executive officers, employees or other agents. No additional compensation will be paid to these individuals for these services.

Shareholder Proposals for 2012

Requirements for Shareholder Proposals to be Considered for Inclusion in Overland’s Proxy Materials. Shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and intended to be presented at our 2012 annual meeting of shareholders must be received by us not later than January 11, 2013 in order to be considered for inclusion in our proxy materials for that meeting.

Requirements for Shareholder Proposals to be Brought Before an Annual Meeting. Our amended and restated bylaws (our “Bylaws”) provide that, for shareholder nominations to our Board of Directors or other proposals to be considered at an annual meeting of shareholders, the shareholder must have given timely notice of the proposal or nomination in writing to our Secretary. To be timely for the 2012 annual meeting of shareholders, a shareholder’s notice must be delivered to, or mailed and received by, our Secretary at our principal executive offices between February 12, 2013 and March 14, 2013. A shareholder’s notice to the Secretary must set forth, as to each matter the shareholder proposes to bring before the annual meeting, the information required by our Bylaws.

Separate Copy of Annual Report or Proxy Materials

If you share an address with another shareholder, each shareholder may not receive a separate copy of our annual report and proxy materials. Shareholders who do not receive a separate copy of our annual report and proxy materials and who want to receive a separate copy may request to receive a separate copy of our annual report and proxy materials by writing to Investor Relations at Overland Storage, Inc., 9112 Spectrum Center Boulevard, San Diego, California 92123, or by calling 1-800-729-8725. We undertake to deliver promptly a copy of the annual report or proxy materials, as applicable, upon the receipt of such request. Shareholders who share an address and receive multiple copies of our annual report and proxy materials may also request to receive a single copy by following the instructions above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth certain information regarding the beneficial ownership of our common stock as of May 1, 2012 (except as otherwise indicated) by each person who is known by us to own, or we have reason to believe owns, more than 5% of our shares of common stock, each of our named executive officers, each of our directors and all of our directors and executive officers as a group.

Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

	Beneficial Ownership
Beneficial Owner	Shares of common stock currently owned		Shares acquirable within 60 days (1)		Total shares of common stock owned	Percent of class (2)
5% Shareholders
Special Situations Fund 527 Madison Avenue, Suite 600 New York, NY 10022	3,143,459	(3)	5,967,220	(3)	9,110,679	27.1%

Clinton Group, Inc. 9 West 57th Street, 26th Floor New York, NY 10019	2,832,861	(4)	1,246,458	(4)	4,079,319	14.1%

Marathon Capital Management, LLC 4 North Park Drive, Suite 106 Hunt Valley, MD 21030	3,216,986	(5)	—		3,216,986	11.7%

Pinnacle Family Office Investments, L.P. 4965 Preston Park Blvd., Suite 240 Plano, TX 75093	1,517,150	(11)	347,600	(11)	1,864,750	6.7%

Gruber and McBaine Capital Management 50 Osgood Place, Penthouse San Francisco, CA 94133	1,713,000	(12)	—		1,713,000	6.2%

Executive Officers and Directors +
Eric Kelly	214,580	(7)	1,366,151		1,580,731	5.5%
Jillian Mansolf	105,115	(8)	260,477		365,592	1.3%
Kurt L. Kalbfleisch	69,462		178,166		247,628	*
Scott McClendon	180,963	(9)	241,422		422,385	1.5%
Robert A. Degan	666	(6)	85,816		86,482	*
Nora M. Denzel	666		57,150		57,816	*
Joseph A. De Perio (10)	6,000		22,728		28,728	*
Shmuel Shottan	2,500		22,728		25,228	*
Current directors and executive officers as a group (8 persons)	579,952		2,234,638		2,814,590	9.4%

*	Less than 1%
+	Except as otherwise indicated, the address for each beneficial owner is 9112 Spectrum Center Boulevard, San Diego, CA, 92123.

(1)

With respect to holders of 5% or more of our shares of common stock, this amount includes shares of our common stock, which could be acquired upon exercise of outstanding warrants. See footnotes (3), (4), and (11) for a description of shares that could be acquired upon exercise of outstanding warrants by each of Special Situations Fund, Clinton Group, Inc. (“CGI”) and Pinnacle Family Office Investments, L.P. (“Pinnacle”), respectively. With respect to our executive officers and directors, this amount includes shares of our common stock, which could be acquired upon exercise of stock options which are either currently vested and exercisable or will vest and become exercisable within 60 days of May 1, 2012; with respect to Ms. Mansolf and Messrs. Kelly and McClendon, shares of our common stock, which could be acquired upon exercise of outstanding warrants within 60 days of May 1, 2012; and with respect to Ms. Denzel and Messrs. Degan, De Perio, McClendon and Shottan, shares of our common stock which will be issued upon the vesting of stock units within 60 days of May 1, 2012.
(2)	Based on 27,595,043 shares of our common stock outstanding on May 1, 2012 and calculated in accordance with Rule 13d-3 promulgated under the Exchange Act.
(3)	According to a Form 4 filed with the Securities and Exchange Commission (the “SEC”) on March 14, 2012 and company records, the number of shares of our common stock currently owned (“Shares”) and the number of shares of our common stock acquirable within 60 days pursuant to warrants (“Warrant Shares”) includes 1,311,720 Shares and 2,457,092 Warrant Shares held directly by Special Situations Fund III Q.P., L.P., 893,661 Shares and 1,755,064 Warrant Shares held directly by Special Situations Private Equity Fund, L.P., 131,329 Shares and 245,708 Warrant Shares held directly by Special Situations Technology Fund, L.P. and 806,749 Shares and 1,509,356 Warrant Shares held directly by Special Situations Technology Fund II, L.P. MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP and the investment adviser to the Special Situations Fund III, QP, L.P., the Special Situations Technology Fund, L.P., the Special Situations Technology Fund II, L.P. and the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.
(4)	The number of Shares and the number of Warrant Shares include 2,832,861 Shares and 1,246,458 Warrant Shares held directly by Clinton Magnolia Master Fund, Ltd. (“CMAG”). CGI is the investment manager of CMAG and consequently has voting control and investment discretion over securities held by CMAG. CGI and George Hall, as chief investment officer and president of CGI, may be deemed to beneficially own any securities owned by CGI and CMAG. Each of CGI and Mr. Hall disclaim beneficial ownership of these securities.
(5)	According to a Form 4 filed with the SEC on March 22, 2012, Marathon Capital Management, LLC has no disposition authority with respect to these shares.
(6)	Includes 333 Shares held by Mr. Degan’s wife.
(7)	Includes 49,309 Shares owned by Mr. Kelly through his family trust.
(8)	Represents Shares owned by Ms. Mansolf through her family trust.
(9)	Represents 147,297 Shares owned by Mr. McClendon through his family trust, 33,333 Shares through his self-directed IRA and 333 Shares held by his wife.
(10)	Mr. De Perio was elected to our Board of Directors pursuant to the terms of that certain purchase agreement, by and among us and certain investors, including CGI and CMAG, dated March 16, 2011 (the “Purchase Agreement”). CMAG is the nominee of, and is employed by, CGI and CGI is the investment manager of CMAG. Pursuant to the Purchase Agreement, CMAG acquired 2,832,861 Shares and 1,246,458 Warrant Shares for total consideration of $5.0 million.
(11)	Based on the Schedule 13G filed on February 3, 2012, Pinnacle has sole voting and disposition power.
(12)	Based on the Schedule 13G filed on February 17, 2012, Gruber has sole voting and disposition power with respect to 642,390 shares and shared voting and disposition power with respect to 1,070,610 shares.

We are aware of no arrangements, including any pledge by any person of shares of our common stock, the operation of which may at a subsequent date result in a change of control of our company.

PROPOSAL NO. 1

TO ELECT AS DIRECTORS THE NOMINEES

RECOMMENDED BY THE BOARD OF DIRECTORS

Our Board of Directors, acting pursuant to our Bylaws, has determined that the number of directors constituting the full Board of Directors shall be seven at the present time. Our Board of Directors currently has six members and there is one vacancy. Our Bylaws provide that, for shareholder nominations to our Board of Directors to be considered at an annual meeting, the shareholder must have given timely notice of the nomination in writing to our Secretary. Any vacancies on our Board of Directors may be filled in accordance with applicable law and our Bylaws.

Our Board of Directors has, upon recommendation of the Nominating and Governance Committee, nominated Robert A. Degan, Nora M. Denzel, Joseph A. De Perio, Eric L. Kelly, Scott McClendon and Shmuel Shottan for reelection as members of our Board of Directors. Each of the nominees is currently a director of our company. Each newly-elected director will serve a one-year term until the next annual meeting of shareholders or until such director’s successor is qualified and elected. During the course of a term, our Board of Directors may appoint a new director to fill any vacant seat, including a vacancy caused by an increase in the size of our Board of Directors. The new director will complete the term of the director he or she replaced. Each person nominated for election has agreed to serve if elected and we have no reason to believe that any nominee will be unable to serve. However, if any nominee cannot serve, then your proxy will be voted for another nominee proposed by our Board of Directors, or if no nominee is proposed by our Board of Directors, an additional vacancy will occur.

We, as a matter of policy, encourage our directors to attend meetings of our shareholders. The following directors proposed for election at the annual meeting attended our 2010 annual meeting of shareholders: Eric L. Kelly and Scott McClendon.

There are no family relationships between any nominees or executive officers of our company, and, except as described below, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was or is selected as a director or nominee.

Pursuant to the terms of that certain purchase agreement, dated as of March 16, 2011, by and among us, Clinton Group, Inc. (“CGI”) and other investors party thereto (the “Purchase Agreement”), we agreed to nominate Mr. De Perio, as representative of CGI, to our Board of Directors. Mr. De Perio was elected to our Board of Directors on April 6, 2011.

Nominees for Director

You are being asked to vote on the six director nominees listed below. Unless otherwise instructed, the proxy holders will vote the proxies received by them for these six nominees. The names of the director nominees, their ages as of May 11, 2012 and other information about them are shown below.

Name of Director Nominee	Age	Director Since	Position
Robert A. Degan	73	2000	Independent Director
Nora M. Denzel	49	2007	Independent Director
Joseph A. De Perio	33	2011	Independent Director
Eric L. Kelly	53	2007	President and Chief Executive Officer
Scott McClendon	72	1991	Chairman of our Board of Directors (Independent Director)
Shmuel Shottan	60	2011	Independent Director

Robert A. Degan has been a private investor since January 2000. From November 1998 to December 1999, Mr. Degan served as General Manager of the Enhanced Services & Migration Business Unit (formerly, Summa Four, Inc.) of Cisco Systems, Inc., an Internet networking company. From July 1998 to November 1998, Mr. Degan was Chairman, President and Chief Executive Officer of Summa Four, Inc., and from January 1997 to July 1998, he served as its President and Chief Executive Officer and as a director. Mr. Degan retired from the board of directors of CaminoSoft Corp. in December 2007, FlexiInternational Software, Inc. in July 2006 and Gensym Corporation in May 2005. Mr. Degan was formerly on the research staff at Massachusetts Institute of Technology. Mr. Degan’s significant prior experience as a director and Chief Executive Officer of Summa Four, along with his experience from his career in related industries and as a board member of other public technology companies, provides our Board of Directors with financial and operational expertise and analytical skills relevant to the storage industry.

Nora M. Denzel has served as the Senior Vice President of payroll services at Intuit, Inc. (“Intuit”), a provider of business and financial management software, since February 2008. From February 2006 to January 2008, Ms. Denzel served as an independent consultant to technology companies. From August 2000 to February 2006, she held several executive level positions in technology with Hewlett Packard Company (“HP”), a global manufacturer of computing, communications and measurement products and services, including: Senior Vice President/General Manager Software Global Business Unit (May 2002 to February 2006); Senior Vice President Adaptive Enterprise (June 2004 to May 2005); and Vice President Storage Organization (August 2000 to May 2002). Prior to HP, she served as Senior Vice President of Product Operations from February 1997 to August 2000 at Legato Systems, Inc. Her initial corporate experiences were at International Business Machines Corporation (“IBM”), where she began her career as a software engineer and then served in several marketing, engineering, and executive level positions, including the business line manager of IBM’s portfolio of storage management software products. Ms. Denzel also serves on the board of directors and advisory boards of several privately-held organizations. Ms. Denzel’s current experience at Intuit and prior experience at HP, together with her prior consulting work for technology companies, provides her with valuable knowledge of technology companies and of companies with a global presence. She is able to provide our Board of Directors with current working knowledge of business and economic trends that affect the storage industry.

Joseph A. De Perio has served as a Senior Portfolio Manager, Activist Investments and Private Equity of Clinton Group, Inc. since October 2010. From December 2007 to September 2010, Mr. De Perio was a Vice President at Millennium Management, L.L.C. From June 2006 to December 2007, Mr. De Perio served as Vice President, Activist Investments and Long/Short Equity and Private Equity of the Clinton Group. Mr. De Perio was a Private Equity Associate at Trimaran Capital Partners from May 2004 to June 2006 and an analyst and associate in the mergers and acquisitions department at CIBC World Markets from July 2000 to May 2004. Since June 2011, Mr. De Perio has been a board member of Viking Systems, Inc., a developer, manufacturer and marketer of visualization solutions for complex, minimally invasive surgery. Since September 2011, Mr. De Perio has been the President and Vice Chairman of ROI Acquisition Corp. (Nasdaq: ROIQ). In April 2011, Mr. De Perio was elected to our Board of Directors pursuant to the terms of the Purchase Agreement. Mr. De Perio’s experience as an investor in public technology companies enables him to provide our Board of Directors with insights as to the perspectives of our institutional shareholder base.

Eric L. Kelly has served as our Chief Executive Officer since January 2009, our President since January 2010 and a member of our Board of Directors since November 2007. From April 2007 to January 2009, Mr. Kelly served as President of Silicon Valley Management Partners Inc., a management consulting and M&A advisory firm, which he co-founded in April 2007. From July 2004 to August 2006, Mr. Kelly was Vice President and General Manager of storage systems solutions at Adaptec, Inc. (“Adaptec”). From August 2002 to July 2004, he served as President and Chief Executive Officer of Snap Appliance, Inc., which was acquired by Adaptec in July 2004. The Snap division of Adaptec was acquired by us in June 2008. From March 2000 to June 2002, Mr. Kelly served as President, Network Systems Division of Maxtor Corporation. Prior to Maxtor, he served as the Chief Operating Officer of Isyndicate, Inc. From July 1998 to January 2000 he was the Enterprise Vice President for Dell Computer Corporation. From 1980 to 1998 he served in executive or managerial roles with Netpower Incorporated, Diamond Multimedia Systems Incorporated, Conner Peripherals Incorporated, Marq Technologies Incorporated and IBM. Mr. Kelly’s position as our President and Chief Executive Officer provides our Board of Directors with unique insight and direct access to strategic and operational information about us. His significant experience in the storage industry, including his involvement in Snap Appliance, allows him to draw on experiences and knowledge from across the storage industry and enables him to identify best practices and strategic initiatives for us.

Scott McClendon has served as the Executive Chairman of our Board of Directors since May 2011 and, from March 2001 to May 2011, served as Chairman of our Board of Directors. From November 2006 to August 2007, Mr. McClendon served as our interim President and Chief Executive Officer and as our President and Chief Executive Officer from October 1991 to March 2001, when he was named Chairman of our Board of Directors, and continued as an executive officer and employee until June 2001. Mr. McClendon has been a business consultant since June 2001. Mr. McClendon was employed by HP for over 32 years in various positions in engineering, manufacturing, sales and marketing. He last served as the general manager of the San Diego Technical Graphics Division and site manager of HP in San Diego, California. Mr. McClendon is Chairman and a director of Procera Networks, Inc., a network equipment company. Mr. McClendon’s significant experience with HP, his prior tenure as our President and Chief Executive Office and his current experience as the Executive Chairman of our Board of Directors and director of Procera provide him with a unique set of managerial, operational and strategic skills, which provides our Board of Directors insights into our challenges, opportunities and operations.

Shmuel Shottan served as Chief Technology Officer of BlueArc Corporation (“BlueArc”), a supplier of enterprise Network Attached Storage (“NAS”) from September 2001 to September 2011 and Senior Vice President of Engineering of BlueArc from September 2001 to April 2006. In September 2011, BlueArc was acquired by Hitachi Data Systems Corporation, a supplier of mid-range and high-end storage systems, where Mr. Shottan holds the position of Vice President of Product Operations and Technology. Prior to BlueArc, Mr. Shottan was a General Partner of Quantum Technology Ventures, a $100 million corporate venture fund. From 1995 to March 1999, Mr. Shottan served as Senior Vice President and Chief Technical Officer for Snap Appliance, which was sold to Quantum Corporation in March 1999. From March 1999 to February 2000, Mr. Shottan served as Senior Vice President of Engineering and Chief Strategy Officer for the Snap Division of Quantum. Prior to Snap, Mr. Shottan served as Vice President of Engineering and Chief Technical Officer of Parallan Computer, Inc. from 1993 to 1995. Before joining Parallan, Mr. Shottan held engineering positions at various companies since 1980. Mr. Shottan’s significant experience at BlueArc and other technology companies provides our Board of Directors with valuable insight directly related to technology developments in the storage industry. His engineering background and storage experience makes him particularly well suited to understanding our technology and allows him to provide valuable perspective to our Board of Directors on new product initiatives.

Cumulative Voting Rights

Our Bylaws provide that you can cumulate your votes in the election of directors if, before the vote begins, the candidate or candidates have been nominated and any of our shareholders notifies us of such shareholder’s intent to cumulate such shareholder’s votes. Under cumulative voting, you may cast a number of votes equal to the product of the number of your shares times the number of directors to be elected at the annual meeting. If you notify us that you intend to cumulate your votes at any time before the election of directors begins, then you may vote all of your votes for one candidate or you may distribute your votes among as many candidates as you desire. The candidates receiving the highest numbers of affirmative votes of the shares entitled to vote in the election of directors will be elected to positions on our Board of Directors up for election. If voting for directors is conducted by cumulative voting, then the person named on the proxy will have discretionary authority to cumulate votes among the candidates.

Vote Required

The nominees who receive the highest number of votes represented by shares of common stock present or represented by proxy and entitled to vote at the annual meeting will be elected.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION

TO THE BOARD OF DIRECTORS OF EACH OF THESE NOMINEES

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking you to ratify the appointment of Moss Adams LLP (“Moss Adams”) as our independent registered public accounting firm for the fiscal year ending July 1, 2012. Moss Adams was engaged to serve as our independent registered public accounting firm on October 16, 2009. The engagement of Moss Adams was approved by our Audit Committee. Representatives of Moss Adams are expected to be at the annual meeting to answer any questions and make a statement should they choose to do so.

Although our Bylaws do not require that our shareholders approve the appointment of our independent registered public accounting firm, our Board of Directors is submitting the selection of Moss Adams to our shareholders for ratification as a matter of good corporate governance. If our shareholders vote against the ratification of Moss Adams, our Board of Directors will reconsider whether or not to retain the firm. Even if our shareholders ratify the appointment of Moss Adams, our Board of Directors may choose to appoint a different independent registered public accounting firm at any time during the year if our Board of Directors determines that such a change would be in the best interests of our company and our shareholders.

Vote Required

Ratification of Moss Adams as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares casting votes in person or by proxy on this Proposal 2 at the annual meeting. The number of such affirmative votes must also be at least a majority of the required quorum.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF MOSS ADAMS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Director Independence

Our Board of Directors, upon the recommendation of the Nominating and Governance Committee, has affirmatively determined that Ms. Denzel and Messrs. Degan, McClendon, De Perio and Shottan are independent directors within the meaning of NASDAQ Marketplace Rule 5605(a)(2). Mr. Kelly does not meet the independence requirements under NASDAQ Marketplace Rule 5605(a)(2) because he is our President and Chief Executive Officer. In the course of determining whether Ms. Denzel and Messrs. Degan, McClendon, De Perio and Shottan were independent under NASDAQ Marketplace Rule 5605(a)(2), our Board of Directors considered the following transaction, relationship and arrangement not required to be disclosed in “Certain Relationships and Related Party Transactions”:

•

Although Mr. De Perio was elected to our Board of Directors pursuant to the terms of the Purchase Agreement and is the nominee of, and is employed by, one of our shareholders, he is not automatically disqualified from being an independent director under NASDAQ Marketplace Rule 5605(a)(2). In April 2011, our Board of Directors, upon the recommendation of the Nominating and Governance Committee, found that Mr. De Perio had no relationship with our company, which, in the opinion of our Board of Directors, would interfere with his exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, our Board of Directors found that ownership of our securities by Mr. De Perio’s employer does not preclude a finding of independence.

Meetings of our Board of Directors and Committees

Board of Directors. Our Board of Directors currently has six directors. During fiscal year 2011, our Board of Directors held 13 meetings and each director attended at least 75% of all meetings of our Board of Directors and applicable committees during the periods that he or she served.

Committees. We have a standing Audit Committee as defined in Section 3(a)(58)(A) of the Exchange Act. During fiscal year 2011, our Board of Directors also had the following additional committees: a Compensation Committee and a Nominating and Governance Committee.

The charters of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, which have been adopted by our Board of Directors, are publicly available on our website at www.overlandstorage.com. The Audit Committee, the Compensation Committee and the Nominating and Governance Committee are comprised entirely of independent directors as defined in NASDAQ Marketplace Rule 5605(a)(2). Current membership of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee is as follows:

Audit Committee	Compensation Committee	Nominating and Governance Committee
Robert A. Degan (Chairman)	Nora M. Denzel (Chairwoman)	Scott McClendon (Chairman)

Nora M. Denzel	Robert A. Degan	Robert A. Degan

Shmuel Shottan		Shmuel Shottan

Each of the above-listed committee members served in such capacity for all of fiscal year 2011 except Mr. Shottan who was appointed to the Audit Committee and the Nominating and Governance Committee in February 2011 when Michael Norkus resigned from our Board of Directors and these committees. Mr. McClendon was appointed Chairman of the Nominating and Governance Committee upon Mr. Norkus’ resignation. Prior to his resignation, Mr. Norkus was also a member of the Compensation Committee.

Audit Committee. The Audit Committee held six meetings during fiscal year 2011. The Audit Committee acts pursuant to the Audit Committee Charter and currently performs the following functions, among others:

•	reviews our annual and quarterly financial statements and oversees the annual and quarterly financial reporting processes;

•	reviews and approves related party transactions;

•

selects our independent registered public accounting firm, pre-approves all audit and non-audit services by them, oversees and approves their compensation, confirms their independence and reviews the scope of their activities;

•	receives and considers our independent registered public accounting firm’s comments as to the adequacy and effectiveness of our accounting and financial controls;

•	retains independent counsel, accountants, or others at our expense to advise the committee or assist in the conduct of an investigation;

•

reviews our effectiveness and system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up including disciplinary action) of any instances of noncompliance;

•	reviews the process for communicating our Code of Business Conduct and Ethics to company personnel and monitors compliance with such code of ethics; and

•	considers the effectiveness of our internal control over the financial reporting process, including information technology security and control.

In addition to being independent under NASDAQ Marketplace Rule 5605(a)(2), all members of the Audit Committee must meet the additional independence standards for audit committee members set forth in Rule 10A-3(b)(1) of the Exchange Act and NASDAQ Marketplace Rule 5605(c)(2)(A). Our Board of Directors has determined that each of Ms. Denzel and Mr. Degan qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act.

Compensation Committee. The Compensation Committee held 10 meetings during fiscal year 2011. The Compensation Committee acts pursuant to the Compensation Committee Charter and currently performs the following functions, among others:

•	reviews and approves compensation for our executive officers, including our Chief Executive Officer;

•	reviews and approves performance goals for our Chief Executive Officer;

•	reviews and approves grants of equity-based and other incentive awards and administers our various equity and other incentive compensation plans; and

•	annually reviews director compensation and makes related recommendations to our Board of Directors.

The Compensation Committee Charter requires that each member of the Compensation Committee must satisfy certain standards of independence as defined under applicable regulations. Accordingly, each member of the Compensation Committee must be:

•	an “independent director” as defined under NASDAQ Marketplace Rule 5605(a)(2);

•	a “Non-Employee Director” as defined under Rule 16b-3 of the Exchange Act; and

•	an “outside director” as defined under Treasury Regulations section 1.162-27(e)(3) of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Compensation Committee may delegate to a subcommittee of two or more directors the authority to make grants under our equity-based incentive plans to employees and consultants who are not executive officers or directors of our company.

The Compensation Committee reviews the compensation arrangements of the executive officers at least once annually, generally at the time of our annual meeting of shareholders. In determining the appropriate compensation levels for our Chief Executive Officer, the Compensation Committee meets outside the presence of our executive officers and other employees. With respect to our other executive officers, our Chief Executive Officer reviews the performance of each executive officer with the Compensation Committee and makes related recommendations to the Compensation Committee.

The Compensation Committee evaluates executive officer performance with the goal of setting compensation levels competitive with companies in the computer peripherals industry of similar revenue, with adjustments for individual experience levels and performance. To help fulfill its responsibilities, the Compensation Committee periodically engages external executive compensation consultants to obtain market data and to conduct reviews of our executive compensation program. The compensation consultants that have been retained by the Compensation Committee act as independent advisors to the Compensation Committee. For fiscal year 2011, the Compensation Committee retained Pearl Meyer & Partners LLC (“Pearl Meyer”) and Compensia, Inc. (“Compensia”) to provide these services. Neither Pearl Meyer nor Compensia provided other services to us in fiscal year 2011.

With respect to determining compensation for new hires, the Compensation Committee takes into account a number of factors, including past compensation history, any compensation forfeited by the new hire due to leaving the prior job, or any uniquely valuable skills the new hire might bring to enhance shareholder value. With respect to internal promotions to executive officer positions, the Compensation Committee considers factors such as past compensation history, the new levels of responsibility of the executive officer, and the importance of maintaining the continued employment of individuals with an established record of contributing to shareholder value and who possess valuable knowledge about us.

In addition, the Compensation Committee is responsible for overseeing the assessment and management of risks related to our compensation plans, policies and overall philosophy. The Compensation Committee has reviewed our compensation programs, and our executive compensation programs in particular, and has determined based on its review that our compensation programs do not encourage unnecessary or excessive risk taking that would be reasonably likely to have a material adverse effect on us. The majority of compensation provided to our executive officers is in the form of equity awards that further align executives’ interests with those of our stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to our stock price, and because grants are subject to long-term vesting schedules to help ensure that executives always have significant value tied to long-term stock price performance.

Nominating and Governance Committee. The Nominating and Governance Committee held seven meetings during fiscal year 2011. The Nominating and Governance Committee acts pursuant to the Nominating and Governance Committee Charter and currently performs the following functions, among others:

•	identifies individuals qualified to become members of our Board of Directors;

•	recommends the persons to be nominated for election as directors at the annual meeting of shareholders;

•	regularly reviews and advises our Board of Directors with respect to corporate governance principles and policies applicable to us; and

•	oversees the annual evaluation of the director effectiveness.

The Nominating and Governance Committee is responsible for reviewing with our Board of Directors, on an annual basis, the appropriate skills and characteristics required of directors in the context of the current make-up of our Board of Directors and to set those forth in writing. This assessment includes issues of diversity, experience, judgment, ability and willingness to devote the necessary time, and familiarity with domestic and/or international markets, all in the context of an assessment of our perceived needs. The Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our Board of Directors to fulfill its responsibilities. The Nominating and Governance

Committee has not established any specific minimum criteria or qualifications that a nominee must possess. Each of the nominees for election as a director at the annual meeting and each of our current directors holds or has held senior executive positions in, and/or has experience serving on the boards of directors and board committees of, large, complex organizations and has operating experience that meets the foregoing objectives. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management and leadership development.

The Nominating and Governance Committee also believes that each of the nominees and current directors has other key attributes that are important to an effective board of directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience and thought; and the commitment to devote significant time and energy to service on our Board of Directors and its committees.

The Nominating and Governance Committee will consider nominees recommended by our shareholders if the nominee recommendations are submitted in writing and sent to our Secretary by mail to our offices at 9112 Spectrum Center Boulevard, San Diego, California 92123

The Nominating and Governance Committee will evaluate nominees recommended by our shareholders under the same criteria as other nominees.

Leadership Structure

Our Board of Directors does not have a formal policy regarding the separation of the roles of Chief Executive Officer and Chairman of our Board of Directors since our Board of Directors believes it is in our best interest to make that determination from time-to-time based on our position and direction and the membership of our Board of Directors. Pursuant to our Bylaws, our Board of Directors in its discretion may elect a Chairman from among its members. Our Board of Directors has determined that having an independent director serve as Chairman of our Board of Directors is in our best interest at this time. Mr. McClendon has served as Chairman of our Board of Directors since March 2001 and as Executive Chairman of our Board of Directors since May 2011. Because our Board of Directors has determined that Mr. McClendon meets the independence standards of the NASDAQ Marketplace Rules, he also presides over separate meetings of the independent directors. Our Board of Directors regularly observes such independent directors separate meeting time. This structure ensures a greater role for the independent directors in our oversight and active participation of the independent directors in setting agendas and establishing Board of Director priorities and procedures. Further, this structure permits the Chief Executive Officer to focus on the management of our day-to-day operations, while the Executive Chairman of our Board of Directors presides at all meetings of our Board of Directors at which he is present; assists in establishing the agenda for each Board of Directors meeting; assists in setting a schedule of an annual agenda, to the extent foreseeable; calls and prepares the agenda for and presides over separate sessions of the independent directors; acts as a liaison between the independent directors and our management and performs such other powers and duties as may from time to time be assigned to him by our Board of Directors or as may be prescribed by our Bylaws. Our Board of Directors will review from time to time the appropriateness of its leadership structure and implement any changes as it may deem necessary.

Risk Oversight

Companies face a variety of risks, including credit risk, liquidity risk and operational risk. Our Board of Directors believes that an effective risk management system will (i) timely identify the material risks that we face, (ii) communicate necessary information with respect to material risks to senior executives and, as appropriate, to our Board of Directors or relevant committees, (iii) implement appropriate and responsive risk management strategies consistent with our risk profile and (iv) integrate risk management into our decision-making.

Our Board of Directors takes the lead in overseeing risk management and the Audit Committee makes periodic reports to our Board of Directors regarding briefings provided by management and advisors, as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of our risk management processes. Material risks are identified and prioritized by management, and each prioritized risk is referred to the relevant committee or the full Board of Directors for oversight. For example, management refers strategic risks to the full Board of Directors while financial risks are referred to the Audit Committee. Our Board of Directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each, and annually reviews our risk management program as a whole. Also, the Compensation Committee periodically reviews the most important risks to us to ensure that compensation programs do not encourage excessive risk-taking.

In addition to the formal compliance program, our Board of Directors encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations. Our Board of Directors also continually works, with the input of our executive officers, to assess and analyze the most likely areas of future risk.

Director Compensation Table for Fiscal Year 2011

The following table provides compensation information for fiscal year 2011 for each non-employee member of our Board of Directors. See “Executive Compensation – Summary Compensation Table for Fiscal Year 2011” for information related to the compensation of Mr. Kelly who was a director in fiscal year 2011 and who also served as an executive officer during the fiscal year.

Name	Fees earned or paid in cash	Stock awards (1)(2)	Total
Joseph De Perio (3)	$9,780	$50,000	$59,780
Robert A. Degan	$40,000	$50,000	$90,000
Nora M. Denzel	$40,000	$50,000	$90,000
Scott McClendon	$50,000	$2,508,000	$2,558,000
Michael Norkus (5)	$24,286	$—	$24,286
Shmuel Shottan (4)	$15,824	$50,000	$65,824

(1)	The amounts shown in this column do not reflect compensation actually received by the non-employee director. These amounts represent the fair value on the grant date of the awards granted to the directors during fiscal year 2011. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of our financial statements. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of these awards, see Note 8 to the consolidated financial statements.
(2)	At fiscal year 2011 end, the number of shares subject to outstanding option awards for each director were as follows: Mr. De Perio—0; Mr. Degan—63,088; Ms. Denzel—34,422; Mr. McClendon—70,421; Mr. Norkus—22,422; and Mr. Shottan—0. The number of shares subject to outstanding stock awards were as follows: Mr. De Perio—22,728; Mr. Degan—22,728; Ms. Denzel—22,728; Mr. McClendon—701,771; Mr. Norkus—0; and Mr. Shottan—22,728.
(3)	Mr. De Perio was appointed to our Board of Directors in April 2011.
(4)	Mr. Shottan was appointed to our Board of Directors in February 2011.
(5)	Mr. Norkus resigned from our Board of Directors in February 2011.

Overview of Non-Employee Director Compensation and Procedures

We compensate non-employee directors through cash and equity-based compensation. Each non-employee director receives an annual retainer of $40,000 payable quarterly. The Executive Chairman of our Board of Directors receives an additional $10,000 retainer annually. No additional fees are paid for attendance at meetings of our Board of Directors or committees. We also reimburse expenses incurred by non-employee directors to attend meetings.

In addition to the above fees, each non-employee director receives an annual grant of restricted stock units (each, an “RSU”) with a value of $50,000 (based on the value of our common stock on the grant date). These RSU awards generally vest one year from the grant date and are payable upon vesting in shares of our common stock on a one-for-one basis. The annual RSU awards replace the annual grants of options to non-employee directors provided under the director compensation program implemented in January 2010.

In May 2011, Ms. Denzel and Messers. De Perio, Degan, McClendon, and Shottan each received an award of 22,728 RSUs which will vest in full on June 14, 2012.

In May 2011, Mr. McClendon was appointed Executive Chairman of our Board of Directors. Prior to May 2011, Mr. McClendon served as the Chairman of our Board of Directors. In June 2011, at the same time grants of RSUs were made to each of the named executive officers as described below in the “Outstanding Equity Awards at End of Fiscal Year 2011” table, Mr. McClendon received an award of 679,043 RSUs in connection with his duties as Executive Chairman. The RSU award vests in six equal installments, with the first installment vesting six months after July 15, 2011 and an additional installment vesting at the end of each six-month period thereafter, and would vest in full in the event of a change in control of our company or Mr. McClendon’s death or disability. The RSUs may also vest on a pro-rata basis upon certain terminations of Mr. McClendon’s service on our Board of Directors.

Equity Ownership by the Board of Directors

Pursuant to stock ownership guidelines recommended by our Nominating and Governance Committee and approved by our Board of Directors, each director is expected to own at least 1,000 shares of our common stock during their term of service as a director, with new directors expected to acquire at least that number of shares in the open market within 90 days of their commencement of service as a director, subject to applicable laws.

Shareholder Communications with the Board of Directors

We have adopted a formal process by which shareholders may communicate with our Board of Directors. Communications to our Board of Directors must either be in writing and sent care of the Secretary by mail to our offices at 9112 Spectrum Center Boulevard, San Diego, California 92123, or delivered via e-mail to secretary@overlandstorage.com. This centralized process will assist our Board of Directors in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific intended recipient should be noted in the communication. All communications must (i) be accompanied by a statement of the type and amount of the securities of our company that the person holds, (ii) identify any special interest, meaning an interest not in the capacity of a shareholder of our company, of the person submitting the communication, and (iii) include the address, telephone number and e-mail address, if any, of the person submitting the communication. Our Board of Directors has instructed the Secretary to forward to it such correspondence; however, before forwarding any correspondence, our Board of Directors has also instructed the Secretary to review such correspondence and, in the Secretary's discretion, not to forward certain items if they are deemed of a personal, illegal, commercial, offensive or frivolous nature or otherwise inappropriate for director consideration.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on copies of these reports provided to us and written representations that no other reports were required, we believe that these persons met all of the applicable Section 16(a) filing requirements during fiscal year 2011, with the exception of one late Form 4 filing related to one transaction for each of Ms. Mansolf and Messrs. Kelly, Kalbfleisch and Geoff Barrall.

Code of Business Conduct and Ethics

We have adopted the Overland Storage, Inc. Code of Business Conduct and Ethics, which applies to our directors, executive officers and employees. A copy of the Code of Business Conduct and Ethics is publicly available on our website at www.overlandstorage.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the code applying to our principal executive officer or our principal financial or accounting officer, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The names of our current executive officers, their ages as of May 11, 2012, and their positions are shown below. Biographical summaries of each of our executive officers who are not also members of our Board of Directors are included below.

Name	Age	Position Held
Eric L. Kelly	53	President and Chief Executive Officer
Kurt L. Kalbfleisch	46	Vice President of Finance, Chief Financial Officer and Secretary
Jillian Mansolf	45	Vice President of Worldwide Sales and Marketing

Eric L. Kelly is our President and Chief Executive Officer and a director. See the description of his business experience above under “Proposal 1—Nominees for Directors.”

Kurt L. Kalbfleisch has served as our Chief Financial Officer since February 2008, as our Vice President of Finance since July 2007, and as our Secretary since October 2009. He served as our Interim Chief Financial Officer from August 2007 to February 2008. Mr. Kalbfleisch has been an employee of our company since December 1993 and has served in key management roles in our finance department during that time. Prior to joining our company, Mr. Kalbfleisch worked as a manufacturing budget analyst for McDonnell Douglas Corporation, a major aerospace manufacturer and defense contractor, from July 1989 to December 1993.

Jillian Mansolf has served as our Vice President of Worldwide Sales and Marketing since joining us in July 2009. From August 2007 to June 2009, Ms. Mansolf served as Senior Vice President of Worldwide Sales and Marketing for Data Robotics—The Makers of Drobo. From May 2006 to July 2007 she was Vice President of Worldwide Marketing & Product Management for Motion Computing, Inc., a creator of tablet personal computers. From November 2002 to July 2004, Ms. Mansolf was Vice President of Worldwide Sales and Channel Marketing for Snap Appliance, Inc., a designer and manufacturer of NAS and SAN software and hardware products through the acquisition by Adaptec in July 2004. She then served in such role at Adaptec until March 2005. From December 2001 to November 2002 she was Vice President of Worldwide Sales and Marketing for Maxtor Corporation, a manufacturer of hard, external and portable drives. Prior to that time, Ms. Mansolf held key positions for Dell from 1997 to 2001 serving first as a Director of Marketing for Workstation Products and Services from June 1997 to April 1998 and later as an Area Vice President for the Large Corporate Accounts Division from May 1998 to December 2001. Prior to her tenure with Dell, she held sales management positions with Netpower Incorporated and Tandon Computer Corporation.

Executive officers serve at the pleasure of our Board of Directors. There are no arrangements or understandings between any officer and any other person pursuant to which such executive officer was or is to be selected as an executive officer. There are no family relationships between any executive officer, director or person nominated by us to become a director or executive officer.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2011

The following table summarizes the total compensation paid to or earned by our principal executive officer and our two other most highly compensated executive officers (referred to as our “named executive officers”) for our 2011 and 2010 fiscal years.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Eric L. Kelly	2011	400,000		—	4,419,519	—	350,000	22,929	5,192,448
President and Chief Executive Officer	2010	400,000		—	—	2,293,766	—	19,430	2,713,196
Kurt L. Kalbfleisch	2011	243,500		10,000	1,767,859	—	109,875	25,096	2,156,330
Vice President of Finance, Chief Financial Officer and Secretary	2010	214,327		—	—	327,946	—	29,921	572,194
Jillian Mansolf	2011	334,095	(5)	—	1,537,980	—	21,275	28,214	1,921,564
Vice President of Worldwide Sales and Marketing	2010	302,201	(6)	9,000	—	385,286	—	25,148	721,635

(1)	The amounts shown in the “Bonus” column represent discretionary bonuses awarded by the Compensation Committee for the fiscal year.
(2)	The amounts shown in these columns do not reflect compensation actually received by the named executive officer. These amounts represent the fair value on the grant date of the awards granted to these officers during fiscal years 2011 and 2010. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of our financial statements. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of these awards in each fiscal year, see Note 8 to the consolidated financial statements included herein.
(3)	The amounts shown in the “Non-Equity Incentive Plan” column represent bonuses awarded for fiscal year 2011 pursuant to the terms of our Executive Bonus Plan and as established by the Compensation Committee for the fiscal year.
(4)	The amounts shown in this column for each named executive officer reflect premiums we paid on the officer’s behalf for health insurance, term life insurance and certain out-of-pocket medical and wellness expenses we paid on the officer’s behalf.
(5)	This amount includes sales commissions of $94,490 earned in fiscal year 2011.
(6)	This amount includes sales commissions of $82,509 earned in fiscal year 2010.

Outstanding Equity Awards At Fiscal Year-End for Fiscal Year 2011

The following table provides information about the holdings of stock and option awards by our named executive officers outstanding at the end of fiscal year 2011.

		Option Awards						Stock Awards
Name	Grant Date (7)	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of units of stock that have not vested (#)		Market value of units of stock that have not vested ($) (6)
Eric L. Kelly	11/13/2007	6,000		—		5.31	11/13/2013
	12/9/2008	6,000		—		0.75	12/9/2014
	1/27/2009	241,666		58,333	(2)	0.78	1/27/2015
	2/18/2010	550,223	(1)	687,777	(3)	2.49	4/23/2016
	10/8/2010							205,000	(4)	563,750
	6/29/2011							1,573,385	(5)	4,326,809
Kurt L. Kalbfleisch	8/8/2002	833		—		9.16	8/8/2012
	5/22/2006	333		—		4.09	5/22/2016
	1/27/2009	33,333		—		0.78	1/27/2012
	2/18/2010	177,000	(1)	—		2.49	4/23/2016
	10/8/2010							86,000	(4)	236,500
	6/29/2011							627,160	(5)	1,724,690
Jillian Mansolf	7/16/2009	40,000		—		1.65	7/16/2015
	2/18/2010	178,356	(1)	—		2.49	4/23/2016
	10/8/2010							86,000	(4)	236,500
	6/29/2011							539,420	(5)	1,483,405

(1)	This award was originally granted as a stock option and was amended and reissued on June 29, 2011 as a stock appreciation rights (“SAR”) award. The purpose of the amendment and reissuance is to provide that, upon exercise, the SAR will be settled in cash or stock, at our discretion. No other terms of the award changed.
(2)	This option vests in equal monthly installments over a thirty-six month period following the grant date.
(3)	This SAR award vests in equal monthly installments over a thirty-six month period following the grant date.
(4)	This stock unit award vested in full on October 8, 2011.
(5)	This stock unit award vests in six equal installments, with the first installment vesting six months after July 15, 2011 and an additional installment vesting at the end of each six-month period thereafter.
(6)	Amounts listed represent the aggregate market value of the unvested restricted stock unit awards held by the named executive officers based on the closing price of a share of our common stock of $2.75 on the last trading day of fiscal year 2011.
(7)	Options granted before December 2009 are reported in the table above as adjusted to reflect our December 8, 2009 one-for-three reverse stock split.

Employment, Severance and Change in Control Agreements

Employment Agreements. The following describes the employment arrangements we have with our named executive officers.

Eric L. Kelly. We entered into an employment agreement with Mr. Kelly, our President and Chief Executive Officer, on June 24, 2009, which was amended and restated on June 29, 2011 (the “Kelly Agreement”). The Kelly Agreement provides for Mr. Kelly to earn a base salary of $400,000, which has been his base salary since his appointment as Chief Executive Officer on January 27, 2009. Mr. Kelly is eligible to receive an annual bonus based upon the achievement of financial and management objectives reasonably established by our Board of

Directors or an authorized committee of our Board of Directors. His annual bonus target is 100% of the greater of $400,000 or his base salary as of the end of the applicable fiscal quarter or year in which the bonus is earned, and he has the opportunity to earn an annual bonus of up to 150% of the target bonus. If we terminate Mr. Kelly’s employment without cause or he resigns for good reason, or if he dies or becomes disabled, before the end of a fiscal quarter or year, he will be eligible to receive a prorated amount of the target bonus for the fiscal quarter or year in which his employment terminates. For purposes of the Kelly Agreement, the terms “cause” and “good reason” are defined in the agreement, and a termination of employment by us without cause includes a termination by us at the end of the term then in effect. To the extent that any travel, lodging or auto expense reimbursements are taxable to Mr. Kelly, we will provide him with a tax restoration payment so that he will be put in the same after-tax position as if such reimbursements had not been subject to tax. The Kelly Agreement has a three-year term and automatically renews for additional one-year terms. We may unilaterally modify Mr. Kelly’s cash compensation at any time, subject to Mr. Kelly’s right to terminate his employment for good reason.

The Kelly Agreement also provides that if we terminate Mr. Kelly’s employment without cause or if Mr. Kelly resigns from employment for good reason, then we will be obligated to pay him an aggregate severance payment equal to the sum of (i) 150% of the greater of his base salary then in effect or his original base salary, (ii) a portion of his target bonus prorated based on the number of days he was employed during the period on which the target bonus is based, (iii) an amount equal to the premiums he would be required to pay to continue health insurance coverage under our insurance plans for himself and his eligible dependents under COBRA for 18 months following the date of his termination, and (iv) an amount necessary for him to continue life, accident, medical and dental insurance benefits for himself and his eligible dependents in amounts substantially similar to those which he received immediately prior to the date of his termination for a period of 18 months following his termination (reduced by the amount of any reimbursement for COBRA premiums as described in clause (iii) above). The severance payment will be made in equal monthly installments over 18 months in accordance with our regular payroll practices. In addition, Mr. Kelly will be entitled to accelerated vesting for any unvested portion of his then outstanding stock options and any other equity-based awards that would otherwise have vested during the 12-month period following his termination. In the case of vested stock options, he will be permitted to exercise such options in whole or in part at any time within one year of the date of his termination, subject to earlier termination upon the expiration of the maximum term of the applicable options under the applicable plan or upon a change in control. The severance benefits described above are contingent upon Mr. Kelly providing us with a general release of all claims.

Kurt L. Kalbfleisch. We entered into an employment and severance agreement with Mr. Kalbfleisch, our Vice President of Finance, Chief Financial Officer and Corporate Secretary on September 29, 2009, which was amended and restated on June 29, 2011 (the “Kalbfleisch Agreement”). The Kalbfleisch Agreement provides for Mr. Kalbfleisch to earn a base salary of $266,000 which was effective in May 2011. Prior to that time Mr. Kalbfleisch earned a base salary of $240,000. Mr. Kalbfleisch is eligible to receive an annual bonus based upon the achievement of financial and management objectives reasonably established by our Board of Directors or an authorized committee of our Board of Directors. If we terminate Mr. Kalbfleisch’s employment without cause or he resigns his employment for good reason before the end of a fiscal quarter or year, he will be eligible to receive a prorated amount of the target bonus for the fiscal quarter or year in which his employment terminates. For purposes of the Kalbfleisch Agreement, the terms “cause” and “good reason” are defined in the agreement, and a termination of employment by us without cause includes a termination by us at the end of the term then in effect. The Kalbfleisch Agreement has a three-year term and automatically renews for additional one-year terms. We may unilaterally modify Mr. Kalbfleisch’s cash compensation at any time, subject to Mr. Kalbfleisch’s right to terminate his employment for good reason.

The Kalbfleisch Agreement provides that if we terminate Mr. Kalbfleisch’s employment without cause or if Mr. Kalbfleisch resigns from employment for good reason, we will be obligated to pay him an aggregate severance payment equal to the sum of (i) the greater of his annual base salary then in effect or his original base salary of $266,000, (ii) a portion of any target bonus prorated based on the number of days he was employed during the period on which the target bonus is based, (iii) an amount equal to the premiums he would be required to pay to continue health insurance coverage under our insurance plans for himself and his eligible dependents under COBRA for 12 months following the date of his termination, and (iv) an amount necessary for him to continue life, accident, medical and dental insurance benefits for himself and his eligible dependents in amounts substantially similar to those which he received immediately prior to the date of his termination for a period of 12 months following his termination (reduced by the amount of any reimbursement for COBRA premiums as described in clause (iii) above). The severance payment will be made in equal monthly installments over the 12 months following termination of employment. In addition, Mr. Kalbfleisch will be entitled to accelerated vesting for any unvested portion of his then outstanding stock options and any other equity-based awards that would otherwise have vested during the 12-month period following his termination. In the case of vested stock options, he will be permitted to exercise such options in whole or in part at any time within one year of the date of his termination, subject to earlier termination upon the expiration of the maximum term of the applicable options under the applicable plan or upon a change in control. If such a termination of employment occurs within two years following a change in control of our company, then the severance benefits will generally be the same as described above except that the cash severance will paid in a single lump sum on the sixtieth day after termination of employment and Mr. Kalbfleisch will be entitled to accelerated vesting for any unvested portion of his then outstanding stock options and any other equity-based awards. The severance benefits described above are contingent upon Mr. Kalbfleisch providing us with a general release of all claims.

Jillian Mansolf. As our Vice President of Worldwide Sales and Marketing, Ms. Mansolf is an at-will employee and her employment may be terminated by us for any reason, with or without notice. Prior to May 2011, Ms. Mansolf earned an annual salary of $238,000, was eligible for quarterly commission earnings of up to $25,500 for a total compensation package equal up to $340,000 annually. Ms. Mansolf currently earns an annual salary of $250,000 and is eligible for quarterly commission earnings of $25,500, for a total annual compensation package of up to $352,000. Ms. Mansolf is also eligible to receive an annual bonus based upon the achievement of financial and management objectives reasonably established by our Board of Directors or an authorized committee of our Board of Directors. Ms. Mansolf’s offer letter provides that if her employment is terminated by us without cause she is eligible to receive severance benefits consisting of six months of base salary plus earned commissions and twelve months of continued health benefits coverage.

Retention Agreements. The following describes the severance arrangements we have with our named executive officers in the case of a change of control. For these purposes, the terms “cause,” “good reason” and “change in control” are defined in each executive’s retention agreement.

Eric L. Kelly. On June 24, 2009, we entered into a retention agreement with Mr. Kelly, which provides that he will receive a lump sum severance payment if, within 60 days before or two years following a change of control of our company, his employment is terminated by us without cause or he resigns for good reason. The severance payment will equal 150% of the sum of Mr. Kelly’s base salary at the time of the consummation of the change of control or termination date or $400,000, whichever is higher, plus any annual target bonus. The retention agreement provides that (i) if Mr. Kelly elects to continue insurance coverage as provided by COBRA, we will reimburse him for an amount equal to the premiums he would be required to pay to continue health insurance coverage under our insurance plans for himself and his eligible dependents under COBRA for 18 months following the date of his termination, and (ii) we will reimburse him for an amount necessary for him to continue life, accident, medical and dental insurance benefits for himself and his eligible dependents in amounts substantially similar to those which he received immediately prior to the date of his termination for a period of 18 months following his termination (reduced by the amount of any reimbursements for COBRA premiums as described in clause (i) above). We are required to reimburse Mr. Kelly for the estimated costs of these benefits in one lump sum payment on his termination date. In addition, Mr. Kelly will be entitled to accelerated vesting for any unvested portion of his then outstanding stock options and any other equity-based awards. In the case of vested stock options, he will be permitted to exercise such options in whole or in part at any time within one year of the date of his termination, subject to earlier termination upon the expiration of the maximum term of the applicable options under the applicable plan or upon a change of control. The consideration payable to Mr. Kelly under the retention agreement is contingent upon him providing us a general release of claims.

The retention agreement provides limited protection to Mr. Kelly from the possible imposition of excise taxes under the Internal Revenue Code and any corresponding state tax provisions. If there is a change of control of our company on or before December 31, 2011, and if, as a result, Mr. Kelly becomes subject to a federal or state golden parachute excise tax, we are required to provide Mr. Kelly an excise tax restoration payment so that Mr. Kelly will be in the same after-tax position as if the excise tax was not imposed. The amount of the excise tax restoration payment may not exceed $600,000 for a change of control that occurs in 2011. No excise tax payment will be owed to Mr. Kelly with respect to a change of control that occurs after December 31, 2011.

We agreed to the excise tax restoration provisions of Mr. Kelly’s retention agreement in large part because Mr. Kelly’s compensation for service as a director of our company prior to his service as our Chief Executive Officer is taken into account for computing the “base amount” for calculation of excess parachute payments. In general, Mr. Kelly will be subject to excise taxes for compensation contingent upon a change of control if the amount of such compensation, which includes amounts attributed to the acceleration of stock options, equals or exceeds three times his base amount. For any change of control of our company that occurs after 2009, Mr. Kelly’s prior compensation as a director will be averaged with his compensation as our Chief Executive Officer, and such averaging would result in him having a base amount which is substantially less than his current compensation level. Our Compensation Committee determined that providing Mr. Kelly with the limited excise tax restoration benefit described above was essential to ensuring that the incentive compensation that Mr. Kelly may earn will fulfill its intended purpose.

Jillian Mansolf. We entered into a retention agreement with Ms. Mansolf effective July 13, 2009. This agreement generally provides that Ms. Mansolf will receive a lump sum severance payment if, within two years of the consummation of a change of control of our company, her employment is terminated without cause or she resigns with good reason. These severance payments are based on Ms. Mansolf’s base salary and target commission at the time of the consummation of the change of control or the termination date, whichever is higher, plus her target bonus for the year before the consummation of the change of control. The agreement provides that, upon a qualifying termination in connection with a change of control, Ms. Mansolf is entitled to receive an amount equal to her annual base salary, target commissions plus target bonus. If any portion of any payment under the retention agreements would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then that payment will be reduced to an amount that is one dollar less than the threshold for triggering the tax imposed by Section 4999 of the Internal Revenue Code. The agreement also provides that if Ms. Mansolf elects to continue health insurance coverage as provided by COBRA, we would reimburse her for the amount of the premiums incurred by her for 12 months following the termination date.

Equity Awards Granted in Fiscal Year 2011

The “Stock Awards” column of the “Summary Compensation Table for Fiscal Year 2011” above reflects the grant-date fair value (as determined for accounting purposes) of restricted stock unit (“RSU”) awards granted to the named executive officers during fiscal year 2011. Each of these awards was granted under our 2009 Equity Incentive Plan (“2009 Plan”). The 2009 Plan is administered by the Compensation Committee, which has authority to interpret the plan provisions and make all required determinations under the plan. Awards granted under the 2009 Plan are generally only transferable to a beneficiary of a named executive officer upon his or her death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions, are not made for value.

Each RSU represents a contractual right to receive one share of our common stock upon vesting of the unit. The number of RSUs subject to each award granted to the named executive officers during fiscal year 2011 and the vesting schedules for these awards are reported in the “Outstanding Equity Awards at End of Fiscal Year 2011” table above. In each case, vesting of the RSUs is generally contingent on the executive’s continued employment with us through the vesting date, subject to accelerated vesting on certain terminations of employment under the employment and retention agreements described above. The RSUs will vest in full in the event of the executive’s death or disability. In addition, with respect to the RSUs granted to the named executive officers in June 2011, if the executive’s employment is terminated by us without cause or by the executive for good reason, the RSUs subject to the award will vest pro-rata based on the number of months of the executive’s employment through the date of termination. If, however, a change in control of our company occurs and the executive’s employment is terminated by us without cause or by the executive for good reason within 60 days before or two years after the change in control, the units will fully vest. The named executive officers do not have the right to vote or dispose of the RSUs.

Executive Bonus Plan

In September 2010, the Compensation Committee approved an Executive Bonus Plan (“Bonus Plan”), which provides bonus opportunities for selected employees of our company, including each of our executive officers. Each participant in the Bonus Plan is assigned a target bonus percentage that is expressed as a percentage of the participant’s base salary for the applicable bonus period (“Bonus Period”). Bonuses are payable based upon our attainment of one or more performance goal(s) for revenue, gross profit, operating income, operating expenses and/or earnings per share as approved by the Compensation Committee for the applicable Bonus Period. The Compensation Committee may establish minimum, target and/or maximum performance goals for one or more of these performance metrics. The Compensation Committee establishes target bonus amounts for each Bonus Period and also establishes the percentage of the total bonus that will be determined based on Company performance and the percentage of the total bonus that will be determined based on individual performance and, as applicable, the performance goals that will be used to determine a participant’s individual performance for the Bonus Period. The Bonus Plan is effective for fiscal year 2011 and future fiscal years unless and until otherwise determined by the Compensation Committee.

For fiscal year 2011, the Compensation Committee established performance goals for our revenue growth, gross operating profit and net income for the first half of fiscal year 2011, and for our revenue growth and operating expenses for the second half of fiscal year 2011. The named executive officers’ target bonuses for fiscal year 2011 (expressed as a percentage of the executive’s annual base salary) were as follows: Mr. Kelly—100%; Mr. Kalbfleisch—50%; and Ms. Mansolf—10%. (Ms. Mansolf’s participation in the Bonus Plan is in addition to her opportunity to be awarded sales commissions under her employment agreement as described above.) The bonuses awarded to each named executive officer under the Bonus Plan for fiscal year 2011 are reported in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table for Fiscal Year 2011” above.

401(k) Plan

In February 1994, we adopted our On-Track 401(k) Savings Plan that covers all of our eligible employees who are at least 21 years old. Our 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code so that employee contributions and income earned on such contributions are not taxable to employees until withdrawn. Employees may elect to defer up to 60% of their eligible compensation (not to exceed the statutorily prescribed annual limit) in the form of elective deferral contributions to our 401(k) plan. However, our named executive officers qualify as highly compensated employees and may only elect to defer up to 8.5% of their eligible compensation (not to exceed the statutorily prescribed annual limit) in the form of elective deferral contributions to our 401(k) plan. Our 401(k) plan also has a catch up contribution feature for employees aged 50 or older (including those who qualify as highly compensated employees) who can defer amounts over the statutory limit that applies to all other employees. In October 2008, we suspended the matching by us of contributions made by participants under the plan.

Equity Compensation Plan Information

The following table provides information about our equity compensation plans as of the last day of fiscal year 2011.

Plan Category	(a) Number of common shares to be issued upon exercise of outstanding options and rights	(b) Weighted-average exercise price of outstanding options and rights (3)	(c) Number of common shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Equity compensation plans approved by our shareholders (1)	6,183,695	$3.02	2,768,096
Equity compensation plans not approved by our shareholders (2)	501,810	$1.88	—

Total	6,685,505	$2.73	2,768,096

(1)	Of the aggregate number of shares that remained available for future issuance reported in column (c), 2,013,034 were available under the 2009 Plan and 755,062 were available under the 2006 Employee Stock Purchase Plan. The 2009 Plan permits the granting of the following types of incentive awards: stock options, stock appreciation rights, restricted shares, and stock units. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of a named executive officer’s outstanding awards will immediately terminate upon a termination of the named executive officer’s employment.
(2)	These figures represent options to purchase 98 shares of our common stock granted under our 2001 Supplemental Stock Option Plan (the “2001 Plan”) and options to purchase 501,712 shares of our common stock granted to certain employees (including Ms. Mansolf) as an inducement to their commencing employment with our company (the “Inducement Options”). The 2001 Plan is administered by the Compensation Committee and provides for grants of stock options to employees and consultants who are not officers or directors of our company. Our ability to grant new awards under the 2001 Plan terminated in November 2003. The Inducement Options were not granted under a plan and are administered by the Compensation Committee. The 2001 Plan options and the Inducement Options are generally subject to the same terms as options granted during fiscal year 2011 under the 2009 Plan as described above under “Equity Awards Granted in Fiscal Year 2011.” Each of the 2001 Plan options has a ten-year term and the Inducement Options have a six-year term and is subject to earlier termination on a termination of the optionee’s employment or a change in control of our company. These options generally may not be transferred by the optionee.
(3)	The weighted-average exercise prices do not reflect shares subject to outstanding awards of restricted stock units.

REPORT OF THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

The purpose of the Audit Committee is to assist our Board of Directors in its general oversight of our financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. The independent registered public accounting firm selected and appointed by the Audit Committee is responsible for performing an independent audit of, and expressing an opinion on our consolidated financial statements.

The Audit Committee is comprised solely of independent directors as defined in the listing standards of the NASDAQ Marketplace Rules. The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent audit. The Audit Committee serves in a board-level oversight role where it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters. At each meeting, the Audit Committee meets in executive session with the independent registered public accounting firm without management present and in separate individual sessions with our chief financial officer, our controller and other finance personnel. All services provided by the independent registered public accounting firm are pre-approved by the Audit Committee, and the Audit Committee reviews and approves the overall scope and plans for the annual audit.

Our management represented to the Audit Committee that our consolidated financial statements for fiscal year 2011 were prepared in accordance with generally accepted accounting principles applied on a consistent basis. The Audit Committee reviewed and discussed the consolidated financial statements with management and our independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of our accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in our consolidated financial statements. The Audit Committee discussed with our independent registered public accounting firm other matters as are required to be discussed under the standards of the Public Company Accounting Oversight Board (United States), including the matters required by AU Section 380, Communication with Audit Committees. In addition, the Audit Committee has discussed with our independent registered public accounting firm such firm's independence from management and our company and has received from the independent registered public accounting firm the written disclosures and the letter regarding its independence as required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committee Concerning Independence. Based on the foregoing reviews and discussion, the Audit Committee recommended to our Board of Directors, and our Board of Directors approved, that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended July 3, 2011.

The Audit Committee has selected Moss Adams as our independent registered public accounting firm for the fiscal year ending July 1, 2012. We expect that a representative of Moss Adams will attend the annual meeting, and the representative will have an opportunity to make a statement if the representative so desires. The representative will also be available to respond to appropriate questions from shareholders.

THE AUDIT COMMITTEE:

Robert A. Degan, Chairman

Nora M. Denzel

Shmuel Shottan

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Independent Registered Public Accountants Fees

The following table summarizes the aggregate fees billed to us by our independent registered public accounting firm, Moss Adams (in thousands):

	Fiscal Year
	2011	2010
Audit fees (1)	$405	$524
Audit-related fees (2)	92	127
Tax fees (3)	—	—
All other fees (4)	—	—

Total	$497	$651

(1)	Audit fees consist of fees billed for professional services rendered in connection with the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports, which were provided by Moss Adams in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under audit fees.
(3)	Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning. There were no such services rendered to us by Moss Adams during fiscal years 2010 or 2011.
(4)	All other fees consist of fees for products and services other than the services reported above. There were no such services rendered to us by Moss Adams during fiscal years 2010 or 2011.

Pre-Approval Policies and Procedures

As a matter of policy, all audit and non-audit services provided by our independent registered public accounting firm are approved in advance by the Audit Committee, which considers whether the provision of non-audit services is compatible with maintaining such firm’s independence. All services provided by Moss Adams during fiscal years 2010 and 2011 were pre-approved by the Audit Committee. The Audit Committee has considered the role of Moss Adams in providing services to us for fiscal years 2010 and 2011 and has concluded that such services are compatible with their independence as our auditors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Mr. De Perio was elected to our Board of Directors pursuant to the terms of the Purchase Agreement and is the nominee of, and is employed by, CGI. CGI is the investment manager of CMAG. Pursuant to the Purchase Agreement, CMAG acquired 2,832,861 shares of common stock and warrants exercisable to purchase 1,246,458 shares of common stock for total consideration of $5.0 million.

Indemnification of Our Executive Officers and Directors

Our executive officers and directors are entitled to be indemnified under our amended and restated articles of incorporation, as amended, and our Bylaws to the fullest extent permitted under California law. We have also entered into indemnification agreements with each of our executive officers and directors.

OTHER MATTERS

We know of no other matters to be submitted at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares that they represent in accordance with their judgment.

For further information about Overland Storage, Inc., please refer to our annual report on Form 10-K for the fiscal year ended July 3, 2011, which accompanies this proxy statement. Our annual report on Form 10-K was filed with the SEC on September 14, 2011 and is publicly available on our website at www.overlandstorage.com. You may also obtain a copy by sending a written request to Investor Relations, Overland Storage, Inc., 9112 Spectrum Center Boulevard, San Diego, California 92123.

By order of the Board of Directors,

KURT L. KALBFLEISCH

Secretary

OVERLAND STORAGE, INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, June 12, 2012

1:00 p.m.

CityView Plaza Conference Center

100 W. San Fernando Street

San Jose, CA 95113

2011 Annual Meeting Proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I appoint Eric L. Kelly and Kurt L. Kalbfleisch, or either of them, with power of substitution to each, to vote all shares of common stock which I have power to vote at the annual meeting of shareholders of Overland Storage, Inc. to be held on Tuesday, June 12, 2012 at 1:00 p.m., or at any adjournment or postponement thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present in person and voting such shares. My appointed proxies are authorized in their discretion to vote upon such other business as may properly come before the annual meeting.

(CONTINUED, AND TO BE SIGNED AND DATED ON REVERSE SIDE)

Thank You For Voting

Shareowner ServicesSM P.O. Box 64945, St. Paul, MN 55164-0945

COMPANY #

There are three ways

to vote your Proxy.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE – TOLL FREE – 1-800-560-1965

QUICK ««« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 9:00 p.m., Pacific Time, on June 11, 2012.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available. Follow the simple instructions the voice provides you.

VOTE VIA INTERNET – http://www.eproxy.com/ovrl/

QUICK ««« EASY ««« IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until 9:00 p.m., Pacific Time, on June 11, 2012.

•

Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Overland Storage, Inc., c/o Wells Fargo Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò     Please detach here    ò

THE DIRECTORS RECOMMEND A VOTE “FOR” ALL NOMINEES FOR DIRECTOR LISTED IN
PROPOSAL 1 AND A VOTE “FOR” PROPOSAL 2
1.	ELECT SIX DIRECTORS:	01 Robert A. Degan 02 Nora M. Denzel 03 Joseph A. De Perio	04 Eric L. Kelly 05 Scott McClendon 06 Shmuel Shottan	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided at right.)

2.	RATIFY THE APPOINTMENT OF MOSS ADAMS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JULY 1, 2012:			☐ For ☐ Against ☐ Abstain

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2 AND IN THE DISCRETION OF THE APPOINTED PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Address change? Mark box ☐ Indicate changes below				Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.